EXHIBIT 99.1

Press Release

Westborough Financial Services, Inc. Reports Increased Earnings for Three-Months Ended December 31, 2003 compared to Three-Months Ended December 31, 2002

      WESTBOROUGH, Mass.--(BUSINESS WIRE)-January 29, 2004--Westborough Financial Services, Inc., (the "Company") (OTCBB: WFSM.OB) the holding company for The Westborough Bank (the "Bank"), reported earnings per share (dilutive) for three-months ended December 31, 2003 of $0.22 on net income of $349 thousand, as compared to $278 thousand, or $0.18 per share (dilutive), for three-months ended December 31, 2002. The Company's annualized return on average assets was .54% for three-months ended December 31, 2003 as compared to .45% for three-months ended December 31, 2002.

      The increase in net income was primarily due to an increase in the Company's net interest income. Net interest income increased by $142 thousand, or 6.9%, to $2.2 million for three-months ended December 31, 2003 as compared to $2.1 million for three-months ended December 31, 2002. The increase in net interest income was primarily the result of a decline in the rates of interest paid on the Company's interest-bearing liabilities, offset, to a lesser extent, by a reduction in the rates of interest earned on the Company's loans and investment securities. Following the general decline in market interest rates, the rate of interest paid on interest-bearing liabilities declined 0.89%, to 1.44%, for three-months ended December 31, 2003, from 2.33% for three-months ended December 31, 2002. The rate of interest earned on the Company's interest-earning assets declined 0.69%, to 4.95%, for three-months ended December 31, 2003, from 5.64% for three-months ended December 31, 2002 and reflected the general decline in securities re-investment interest rates and the desire of loan customers to refinance or renegotiate their loans to lower rates. For three-months ended December 31, 2003, the Company's net interest rate spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities increased 0.20%, to 3.51%, from 3.31% for the comparative three-months ended December 31, 2002. Operating expenses remained relatively flat at $1.9 million for both quarters-ended December 31, 2003 and December 31, 2002 and, expressed as a percent of average assets, operating expenses declined to 2.95% for three-months ended December 31, 2003 as compared to 3.08% for three-months ended December 31, 2002.

      Total assets declined by $2.1 million, or 0.8%, to $254.1 million at December 31, 2003 from $256.1 million at September 30, 2003 and reflected the internal funding of a $2.0 million decline in deposits. Total cash and cash equivalents declined by $4.9 million, or 41.4%, to $7.0 million at December 31, 2003 from $11.9 million at September 30, 2003 and primarily reflects cash flows utilized to fund deposit outflows of $2.0 million, growth in securities available for sale of $1.1 million and growth in loans, net of $1.7 million. Regarding the growth in loans, the Company experienced net loan growth of 1.2%. The primary categories of loan growth were in home equity lines-of-credit, which increased approximately 11%, to $10.6 million, and commercial loans, which increased approximately 9%, to $20.9 million. Most other loan categories were generally flat and reflected the general decline in home refinancing and the seasonal aspects of the local housing market.

      Total deposits declined $2.0 million, or 0.9%, to $213.9 million at December 31, 2003 from $215.9 million at September 30, 2003. Most of this decrease occurred in the Company's regular savings and certificates of deposit accounts. Regular savings accounts declined 1.5%, to $115.9 million at December 31, 2003 and certificates of deposit accounts declined 5.4%, to $51.2 million at December 31, 2003. While management believes it is competitive in the rates of interest offered to current and prospective customers, the recent general improvement in the stock market most likely motivated some customers to shift their liquid and maturing deposits to their brokerage accounts.

      Total stockholders' equity decreased by $50 thousand, or 0.2%, to $28.7 million at December 31, 2003 from $28.7 million at September 30, 2003 primarily as a result of a $367 thousand decline in the after-tax value of the Bank's net unrealized gain on securities available for sale and the payment of a $79 thousand dividend to stockholders during this period. Most of the securities available for sale are


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sensitive to changes in market interest rates and, as a result of a general increase in interest rates during this period, the underlying market value of those securities available for sale declined accordingly. The decline in stockholders' equity was offset, to a lesser extent, by quarter-ended December 31, 2003 net income of $349 thousand.

      Commenting upon the results, Joseph F. MacDonough, President and CEO of the Company remarked, "I am pleased to say the Company has begun the year on a positive note. For the quarter ended December 31, 2003, we experienced increases in net income and return on average assets when compared to the previous quarter ended December 31, 2002. These increases were primarily a result of an improved net interest rate spread, coupled with our operating expenses remaining essentially flat. The decline in deposits was anticipated. As the national economy set a course toward improvement, deposit dollars quickly moved to the potential for higher returns in the stock market."

      The Bank was founded in 1869 as a Massachusetts chartered mutual savings bank and was reorganized into a two-tiered mutual holding company structure on February 15, 2000. The Bank is a community and customer-oriented, full-service financial institution offering traditional deposit products, residential and commercial real estate mortgage loans, electronic and Internet-based services as well as consumer and commercial loans. The Bank operates five full service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. The Bank also operates a non-public, self-contained office at the Willows, a retirement community located in Westborough. Together, these offices serve the Bank's primary market area consisting of Westborough, Northborough, Shrewsbury and Grafton Massachusetts.

      Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission. The Company and the Bank do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For further information contact:
John L. Casagrande
Senior Vice President and Treasurer
Westborough Financial Services, Inc.
100 East Main Street
Westborough, MA 01581
508-366-4111


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Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data


                                                                           at
                                                              -----------------------------
                                                              December 31,    September 30,
                                                                  2003            2003
                                                              -----------------------------

Condensed Consolidated Balance Sheet Data ($ in thousands)             (Unaudited)

Total assets                                                    $254,052        $256,122
Loans, net                                                       143,269         141,557
Investment securities                                             89,924          88,840
Total deposits                                                   213,881         215,898
Federal Home Loan Bank advances                                    9,500           9,500
Stockholders' equity                                              28,668          28,718
Allowance for loan losses                                            941             911
Non-accrual loans                                                    622             634
Non-performing assets                                                622             634


                                                                Three Months Ended
Condensed Consolidated Statement of Income                    ----------------------
($ in thousands, except per share data)                        12/31/03     12/31/02
                                                              ---------    ---------
                                                                   (Unaudited)

Total interest and dividend income                               $2,969       $3,210
Total interest expense                                              759        1,142
                                                                 ------       ------
Net interest income                                               2,210        2,068
Provision for loan losses                                            30            0
                                                                 ------       ------
Net interest income, after provision for loan losses              2,180        2,068
                                                                 ------       ------
Customer service fees                                               175          165
Gain (loss) on sales of securities available for sale, net           (1)           4
Gain on sales of mortgages                                            4            0
Miscellaneous                                                        55           59
                                                                 ------       ------
Total other income                                                  233          228
                                                                 ------       ------
Total operating expenses                                          1,897        1,900
                                                                 ------       ------
Income before provision for income taxes                            516          396
Provision for income taxes                                          167          118
                                                                 ------       ------
Net income                                                       $  349       $  278
                                                                 ======       ======

Basic number of weighted average shares outstanding           1,538,835    1,527,688
Dilutive number of weighted average shares outstanding        1,560,727    1,547,905
Basic earnings per share                                          $0.23        $0.18
Dilutive earnings per share                                       $0.22        $0.18
Dividends declared per share                                      $0.05        $0.05


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

                                                      Three Months Ended
                                                     --------------------
Performance Ratios:                                  12/31/03    12/31/02
                                                     --------    --------
                                                          (Unaudited)

Return on average assets                               0.54%       0.45%
Return on average stockholders' equity                 4.82%       3.91%
Dividend payout ratio (1)                             22.36%      27.84%
Average stockholders' equity to average assets        11.27%      11.53%
Net interest rate spread (2)                           3.51%       3.31%
Net interest margin (3)                                3.69%       3.63%
Operating expenses as a percent of average assets      2.95%       3.08%
Average interest-bearing assets to average
 interest-bearing liabilities                        113.95%     116.22%
Efficiency ratio (4)                                  77.75%      82.90%

<F1>  Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
<F2>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F3>  Net interest margin represents net interest income as a percentage of average interest-earning assets.
<F4>  Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.


                                                                      at
                                                         -----------------------------
Asset Quality Ratios:                                    December 31,    September 30,
                                                             2003            2003
                                                         -----------------------------
                                                                  (Unaudited)

Non-performing loans as a percent of loans                     0.43%           0.45%
Non-performing assets as a percent of total assets             0.24%           0.25%
Allowance for loan losses as a percent of total loans
 before the allowance for loan losses                          0.65%           0.64%

Capital Ratio and other data:
Equity to assets at end of period                             11.28%          11.21%
Number of shares outstanding at end of period             1,586,374       1,586,174

Number of:
Full-service offices (1)                                          5               5
Full-time equivalent employees                                   75              74

<F1>  The number of full service offices does not include our branch at the
      Willows.


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